Exhibit 2.1

EXECUTION VERSION

FIRST AMENDMENT TO ASSET PURCHASE AGREEMENT

This FIRST AMENDMENT TO ASSET PURCHASE AGREEMENT (this “Amendment”), is hereby entered into as of July 1, 2024, by and between Elanco Animal Health, Inc., an Indiana corporation (“Seller” and, together with the Seller Divesting Entities, the “Seller Parties”), and Intervet International B.V., a Dutch private company with limited liability (“Buyer” and, together with Seller, the “Parties”). Capitalized terms used but not otherwise defined herein have their respective meanings in the Asset Purchase Agreement (as defined below).

RECITALS

WHEREAS, Buyer and Seller entered into that certain Asset Purchase Agreement, dated as of February 5, 2024 (the “Asset Purchase Agreement”), pursuant to which the Seller Parties agreed to sell to Buyer, and Buyer (or one of its designated Affiliates) agreed to purchase from the Seller Parties, all of the Transferred Assets, and Buyer agreed to assume all of the Assumed Liabilities, either directly or indirectly, in each case on the terms and subject to the conditions set forth in the Asset Purchase Agreement;

WHEREAS, Section 13.09 of the Asset Purchase Agreement provides that the Asset
Purchase Agreement may be amended by a written agreement duly executed by each Party; and

WHEREAS, Buyer and Seller desire to amend, and do hereby amend, the Asset Purchase
Agreement as set forth in this Amendment.

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual rights and obligations hereunder and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby amend the Agreement as follows:

1. Amendment to Section 7.07(b) of the Asset Purchase Agreement. The first sentence of Section 7.07(b) of the Asset Purchase Agreement is hereby amended and restated in its entirety as follows:

“Until the third (3rd) anniversary of the Closing Date in the European Economic Area, the United Kingdom and the Republic of Chile, and until the fifth (5th) anniversary of the Closing Date elsewhere globally (or, if not enforceable for such period in any jurisdiction under the applicable Laws of such jurisdiction, for such shorter period as will be enforceable in such country under any applicable Law) (such applicable period, the “Non- Compete Period”), Seller shall, and shall cause its Affiliates to, refrain from, either alone or in conjunction with any other Person, directly or indirectly, including through its present or future Affiliates, (i) owning, operating, managing, controlling, or investing or engaging in a Competitive Business or (ii) otherwise knowingly lend assistance (financial or otherwise) to enable any Person to participate or engage in a Competitive Business.”

2. No Further Amendment. Except as expressly amended by the provisions of this Amendment, the Asset Purchase Agreement is in all respects ratified and confirmed and all the terms, conditions, and provisions thereof shall remain in full force and effect. This Amendment is limited precisely as written and shall not be deemed to be an amendment to any other term or condition of the Asset Purchase Agreement or any other document referred to therein. This Amendment shall be deemed to be in full force and effect from and after the execution of this Amendment by the Parties, and the Parties shall be bound hereby.

3. Miscellaneous. The provisions of Section 13.01 (Rules of Construction), Section
13.05 (Severability), Section 13.06 (Assignment), Section 13.08 (Entire Agreement), Section
13.09 (Amendments), Section 13.10 (Waiver), Section 13.11 (Governing Law), Section 13.12 (Dispute Resolution; Consent to Jurisdiction), Section 13.13 (Waiver of Jury Trial), Section 13.14 (Admissibility into Evidence), and Section 13.21 (Counterparts), in each case of the Asset Purchase Agreement, shall apply to this Amendment mutatis mutandis as if set forth herein.

[signature page follows]

IN WITNESS WHEREOF, each of Buyer and Seller have caused this Amendment to be executed on the date first written above by their respective duly authorized officers.

SELLER:
ELANCO ANIMAL HEALTH, INC.
By:	/s/ Jeffrey Simmons
Name: Jeffrey Simmons
Title: President & Chief Executive Officer

BUYER:
INTERVET INTERNATIONAL B.V.
By:	/s/ Franciscus Mattijssen
Name: Franciscus Mattijssen
Title: Managing Director

[Signature page to First Amendment to Asset Purchase Agreement]